FEBRUARY 9, 2015
AMENDMENT TO PARTICIPATION AGREEMENT

This Amendment ("Amendment") is effective as of February 9, 2015 among PRINCIPAL VARIABLE CONTRACTS FUNDS, INC., an open-end management investment company organized under the laws of the State of Maryland ("PVC"), PRINCIPAL FUNDS DISTRIBUTOR, INC. ("PFDI"), a principal underwriter for the shares of PVC, organized under the laws of the State of Washington, PRINCIPAL MANAGEMENT CORPORATION, ("PMC"), PRINCIPAL NATIONAL LIFE INSURANCE COMPANY and PRINCIPAL LIFE INSURANCE COMPANY, life insurance companies organized under the laws of the State of Iowa (Principal National Life and Principal Life are collectively referred to herein as the "Companies"), on their own behalf and on behalf of each segregated asset Account of the Companies as referenced in the Agreement.

WHEREAS, the parties entered into a Participation Agreement dated January 5, 2007, as amended (the "Agreement");

NOW THEREFORE, PVC, PFDI, PMC and the Companies hereby agree to amend the Agreement as follows:

1.     Schedule B to the Agreement is hereby restated, in its entirety, and replaced with Schedule B attached hereto.

2.    Terms used, but not defined herein, shall have the same meaning assigned to them in the Agreement. Except as expressly amended by this Amendment, the terms and conditions of the Agreement remain in full force and effect.

3.     The parties to the Agreement will notify the Iowa Insurance Division if the Agreement is being terminated.

4.     The parties to the Agreement will obtain approval from the Iowa Insurance Division for any future amendments to this Agreement.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

PRINCIPAL FUNDS DISTRIBUTOR, INC.	PRINCIPAL LIFE INSURANCE COMPANY

By: /s/ Mike Beer	By: /s/ Sara Wiener
Name: Mike Beer	Name: Sara Wiener
Title: Executive Vice President	Title: Assistant Vice President

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.	PRINCIPAL NATIONAL LIFE INSURANCE COMPANY

By: /s/ Mike Beer	By: /s/ Sara Wiener
Name: Mike Beer	Name: Sara Wiener
Title Executive Vice President	Title: Assistant Vice President

PRINCIPAL MANAGEMENT CORPORATION

By: /s/ Mike Beer
Name: Mike Beer
Title: Executive Vice President

Schedule B

Subject to the terms of the Agreement, PMC shall pay the applicable Company an Administrative Fee in an amount equal on an annual basis to the following:

•	.095% to .27% (dependent on the Fund*, as listed below) of average daily net assets of each Fund held in the Accounts.

Subject to the terms of the Agreement and for Class 2 Shares only, PFDI shall pay a 12b-1 Fee in an amount equal on an annual basis to .25% of average daily net assets of each Fund held in the Diversified Balanced Account, Diversified Balanced Managed Volatility Account, Diversified Growth Account, Diversified Growth Managed Volatility Account, Diversified Income Account, Diversified International Account, Equity Income Account, Government & High Quality Bond Account, Income Account, LargeCap Blend Account II, LargeCap Growth Account, MidCap Account, Money Market Account, Principal Capital Appreciation Account, Real Estate Securities Account, SAM Balanced Portfolio Account, SAM Conservative Balanced Portfolio Account, SAM Conservative Growth Portfolio Account, SAM Flexible Income Portfolio Account, SAM Strategic Growth Portfolio Account, Short-Term Income Account, SmallCap Growth Account II and SmallCap Value Account I. However, such compensation is not payable in connection with Flexible Variable Life, Personal Variable Annuity, or Premier Variable Annuity assets.

Such payments shall be made within thirty days of the end of each month.

	Administrative Fee	12b-1 Fee (Class 2 Shares Only)

Balanced Account	0.145%
Bond Market Index Account	0.060%
Bond & Mortgage Securities Account	0.145%
Diversified Balanced Account		0.250%
Diversified Balanced Managed Volatility Account		0.250%
Diversified Growth Account		0.250%
Diversified Growth Managed Volatility Account		0.250%
Diversified Income Account		0.250%
Diversified International Account	0.145%	0.250%
Equity Income Account	0.145%	0.250%
Government & High Quality Bond Account	0.145%	0.250%
International Emerging Markets Account	0.145%

LargeCap Blend Account II	0.270%	0.250%
LargeCap Growth Account	0.145%	0.250%
LargeCap Growth Account I	0.270%
LargeCap S&P 500 Index Account	0.095%
LargeCap Value Account	0.145%
MidCap Account	0.145%	0.250%
Money Market Account (see note below)	0.095%*	0.250%
Principal Capital Appreciation Account	0.145%	0.250%
Principal LifeTime 2010 Account	0.154%
Principal LifeTime 2020 Account	0.156%
Principal LifeTime 2030 Account	0.162%
Principal LifeTime 2040 Account	0.165%
Principal LifeTime 2050 Account	0.168%
Principal LifeTime 2060 Account	0.185%
Principal LifeTime Strategic Income Account	0.149%
Real Estate Securities Account	0.160%	0.250%
SAM Balanced Portfolio Account	0.140%	0.250%
SAM Conservative Balanced Portfolio Account	0.138%	0.250%
SAM Conservative Growth Portfolio Account	0.142%	0.250%
SAM Flexible Income Portfolio Account	0.138%	0.250%
SAM Strategic Growth Portfolio Account	0.142%	0.250%
Short-Term Income Account	0.145%	0.250%
SmallCap Blend Account	0.145%
SmallCap Growth Account II	0.270%	0.250%
SmallCap Value Account I	0.270%	0.250%

*The monthly administrative fee payable on the Money Market Account is subject to change each quarter. The actual administrative fee payable monthly on the Money Market Account during a quarter will be calculated based on the gross yield on the PVC Money Market Account as of the last day of the preceding quarter. The 0.095% administrative fee in the table above is an estimate based on an assumption that the gross yield on the PVC Money Market Account will be 30 basis points as of December 31, 2009. The actual administrative fee will range from an annual rate of a maximum of 0.145% to a minimum of 0.0%. The administrative fee for any quarter will be determined based on the gross yield on the PVC Money Market Account as of the last day of the preceding quarter, and for each 2 basis point increase in the gross yield above 30 basis points, the administrative fee will increase by 1 basis point, to a maximum annual rate of 0.145%. For each 2 basis point reduction in the gross yield below 30 basis points, the administrative fee will decrease by 1 basis point to a minimum of 0.0% if the gross yield falls to 11 basis points or below.